Exhibit (i)

May 12, 2026

Themes ETF Trust

34 East Putnam Avenue, Suite 112

Greenwich, CT 06830

RE:	Opinion of Counsel regarding the Registration Statement filed on Form N-1A under the Investment Company Act of 1940, as amended (the “1940 Act”), and Securities Act of 1933, as amended (the “Securities Act”)

Ladies and Gentlemen:

This opinion relates to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”) of Themes ETF Trust (the “Trust”) and is given in connection with the filing with the U.S. Securities and Exchange Commission (the “Commission”) of a post-effective amendment under the Securities Act and an amendment under the 1940 Act (collectively, the “Amendment”), each to the Registration Statement. The Amendment relates to the registration of an indefinite number of shares of beneficial interest (collectively, the “Shares”), with no par value per share, for the Leverage Shares 2X Long CBRS Daily ETF, Leverage Shares 2X Short CBRS Daily ETF, Leverage Shares 2X Long XNDU Daily ETF and Leverage Shares 2X Short XNDU Daily ETF, each a new series of the Trust (each a “Fund”). We understand that the Amendment is being filed with the Commission pursuant to the requirements of the Securities Act and that our opinion is required to be filed as an exhibit to the Registration Statement.

We have acted as counsel to the Trust, a Delaware statutory trust, organized under the laws of the state of Delaware, and are familiar with the Registration Statement and the Amendment relating to the Shares of each Fund to be issued and sold by the Trust.

We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments and certificates or comparable documents of public officials, and of officers and representatives of the Trust, and we have made such inquiries of the officers and representatives of the Trust, as we have deemed relevant and necessary as the basis for the opinion hereinafter set forth.

In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or a copy) and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or copies. As to all questions of fact material to such opinion, we have relied upon the certificates referred to herein above. We have assumed, without independent verification, the accuracy of the relevant facts stated therein.

PRACTUS, LLP

11300 Tomahawk Creek Pkwy  ●  Ste. 310  ●  Leawood, Kansas 66211  ●  p: 949.629.3928

Practus.com

Based on the foregoing, and subject to the qualifications set forth herein, we are of the opinion that the Shares of each Fund when issued and sold, in accordance with terms of the Registration Statement and the Amendment, when it becomes effective, and the requirements of applicable federal and state laws, will be validly issued and fully paid and non-assessable by the Trust.

This letter expresses our opinion as to the provisions of the Trust’s Agreement and Declaration of Trust and the laws of the State of Delaware applying to statutory trusts generally but does not extend to federal securities or other laws or the laws of jurisdictions outside the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the SEC promulgated thereunder.

Sincerely,

/s/ Practus, LLP

Practus, LLP